Exhibit 13.3

The Future of Markets

THE NEXT GENERATION ELECTRONIC MARKET

●	Prometheum is developing an Alternative Trading System (ATS) for Digital Asset Securities (DAS)
●	Prometheum is designing it ATS to include proprietary post trade systems and FIX engine for seamless integration with traditional brokers
●	Prometheum is designing blockchain technology for native DAS support via smart contracts and blockchain interoperability
●	Prometheum’s ATS will include next generation web and mobile based trading platforms with API and hybrid retail/active features
●	DAS custody with Anchorage Bank, the first federally approved digital asset bank

OFFERING SUMMARY

Issuer	Prometheum, Inc.
Securities	Common Stock
Proposed Exchange Ticker	PMTM
Pre-Offering Shares Outstanding	45,664,584
Number of Shares Offered	6,250,000
Post-offering Shares Outstanding	51,914,584
Offering Price Per Share	$6.00
Gross Proceeds	$37,500,000
Underwriter	Network 1 Financial

Note: Does not include over-allotment option and subject to change

GREATER THAN THE SUM OF ITS PARTS

Prometheum is building the infrastructure to support the complete DAS lifecycle. We are designing our systems to integrate primary issuance, secondary trading, clearing, settlement and custody of digital asset securities into one full-service platform available to both institutional and retail investors.

Prometheum’s infrastructure will be supported by a dual technology model: database driven systems for compliance with traditional securities regulation, as well as parallel blockchain-native systems for supporting DAS. We are creating blockchain smart contract-enabled wallets and functionality designed to automate many compliance and market functions and streamline clearing and settlement processes.

Prometheum’s blockchain-connected FIX engine enables traditional brokers-dealers, clearing firms, and institutions to easily interact with our market. Prometheum is the vehicle that allows traditional financial institutions to participate in the DAS revolution.

Incubated out of a preeminent Wall Street law firm, Prometheum leverages 50+ years of securities law experience, 20+ years of blockchain and distributed architecture experience, and 20+ years of market systems design experience to create the market of the future.

Schematic of Prometheum’s proposed blockchain-enabled market infrastructure

Sample of Prometheum’s proprietary trading platform which, when operative, intends to provide real-time market data, advanced charts, and simple order entry in an easy to use intuitive interface

Prometheum, Inc.

120 Wall Street
New York, NY 10005

www.Prometheum.com

Prometheum, Inc. Disclaimer

No money or consideration is being solicited by the information in this document or any other communication and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of Prometheum’s Reg A+ offering by the SEC. A potential investor’s indication of interest does not create a commitment to purchase the securities Prometheum is offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.

The Company’s Reg A+ offering, after qualification by the SEC, will be made only by means of the offering Circular. Any information in this document or any other communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction.

You may obtain a copy of the Preliminary offering Circular and the offering Statement in which such Preliminary offering Circular was filed with the SEC by visiting:

https://www.sec.gov/cgi-bin/browse-edgar?company=Prometheum&owner=exclude&action=getcompany

All information contained in this document is subject to change.

Forward - Looking Statements

This presentation contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements relate to future events or our future financial performance, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “proposed,” “yet,” “assuming,” “may,” “should,” “expect,” “intend,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “will,” and similar words or phrases or the negative or other variations thereof or comparable terminology. All forward-looking statements are predictions or projections and involve known and unknown risks, estimates, assumptions, uncertainties and other factors that may cause our actual transactions, results, performance, achievements and outcomes to differ adversely from those expressed or implied by such forward-looking statements. These factors include, among other things; the lack of any existing regulated public marketplace for blockchain protocol securities; our ability to implement our proposed Prometheum Network business plan; our ability to create the blockchain for our ember tokens; our ability to create the coding and algorithms for the digital asset securities issuance and trading platforms that will form the basis for our Prometheum Network; national, international and local economic and business conditions that could affect our business; our ability to successfully register our subsidiary, Prometheum Ember ATS, Inc., as a broker-dealer and an alternative trading system; lack of cash flows; our operating performance; our financing activities; general market conditions affecting blockchain protocol

Prometheum, Inc.

120 Wall Street
New York, NY 10005

www.Prometheum.com